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                                                                     EXHIBIT 5.1

                    [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]

                                     June 30, 2000

Kinzan, Inc.
2111 Palomar Airport Road, Suite 250
Carlsbad, CA 92009

Ladies and Gentlemen:

        We have acted as counsel to Kinzan, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 (Registration No. 333-35886) (as amended, the "Registration Statement") under the Securities Act of 1933, as amended, relating to the proposed initial public offering of up to 3,300,000 shares of common stock, par value $0.001 per share (the "Common Stock"), of the Company (the "Firm Shares"), plus up to an additional 495,000 shares of Common Stock subject to an over-allotment option to be granted to the several underwriters (the "Underwriters") by the Company, for sale by the Company (the "Additional Shares" and, together with the Firm Shares, the "Shares").

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Amended and Restated Certificate of Incorporation of the Company and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

    1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

    2. The Shares have been duly authorized and, when issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement by and among the Company, Chase Securities Inc., Thomas Weisel Partners LLC and William Blair & Company, L.L.C., as representatives for the Underwriters, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Weil, Gotshal & Manges LLP